EXHIBIT 16.1

December 14, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Stock Market Solutions, Inc. (N/K/A TXP Corporation)
File Reference No. 000-49743

We were previously the independent registered public accounting firm for Stock Market Solutions, Inc. (N/K/A TXP Corporation) and under the date of April 4, 2006, we reported on the financial statements of Stock Market Solutions, Inc. (N/K/A TXP Corporation) as of December 31, 2005 and 2004, and for the period from January 22, 1999 to December 31, 2005.

On May 22, 2006, we were terminated as the independent registered public accounting firm. We have read TXP Corporation’s statements included in Item 4.01 as it pertains to Salberg & Company, P.A. on the Form 8-K dated May 22, 2006 of TXP Corporation to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,
SALBERG & COMPANY, P.A.

/s/ Scott D. Salberg, CPA, CVA
For the Firm